Exhibit 99.1

PEOPLE’S UTAH BANCORP REPORTS THIRD QUARTER 2017 RESULTS

AND ANNOUNCES QUARTERLY DIVIDEND PAYMENT

AMERICAN FORK, UTAH, October 25, 2017 – People’s Utah Bancorp (the “Company”) (Nasdaq: PUB), a bank holding company and parent of People’s Intermountain Bank (“Bank”), reported net income of $6.2 million for the third quarter of 2017 compared with $6.5 million in the second quarter of 2017, and $6.2 million for the third quarter of 2016.  Diluted earnings per common share were $0.34 for the third quarter of 2017 compared with $0.35 for the second quarter of 2017, and $0.34 for the third quarter of 2016.  For the nine months ended September 30, 2017 net income was $19.3 million, or $1.05 per diluted common share, compared with $17.1 million, or $0.94 per diluted common share, for the same period a year earlier.

During the third quarter, the Company recorded a $0.5 million loss on sale of $80.4 million investment securities to raise liquidity to fund the purchase of net assets from the acquisition of Banner Bank branches, and recorded $0.5 million in costs related to the purchase of the Utah branches of Banner Bank and the pending merger of Town & Country Bank.  Net income from core operations was $6.9 million, or $0.37 per diluted common share, for the third quarter of 2017 and $20.0 million, or $1.09 per diluted common share, for the nine months ended September 30, 2017(NG).

PUB previously announced that its banking subsidiary, PIB, successfully completed the acquisition of $255 million in loans and seven Utah branch locations with approximately $160 million in low-cost deposits from Banner Corporation’s (Nasdaq:BANR) banking subsidiary Banner Bank (“Banner”) on October 6, 2017.  PIB paid a deposit premium of $13.8 million based on average deposits at closing.  PIB has also successfully completed the conversion of these branches onto PIB’s core banking platform.  The seven branches acquired are located in Salt Lake City, Provo, South Jordan, Woods Cross, Orem, Salem, and Springville.  The Woods Cross and Orem branches have successfully been consolidated into the existing Bank of American Fork Bountiful and Orem branches, respectively.  PIB will operate the remaining branches under the name of Bank of American Fork, a division of PIB.

PUB also announced that it expects to close the Town & Country merger on November 8, 2017, subject to Town & Country shareholder approval and other closing conditions.  PUB has received all required regulatory approvals for this merger.  Town & Country has scheduled a shareholder meeting on November 7, 2017 to vote on the merger transaction.  PIB expects to convert Town & Country onto its core banking platform on December 8, 2017.

The Board of Directors declared a quarterly dividend of $0.09 per common share. The dividend will be payable on November 13, 2017 to shareholders of record on November 6, 2017. The dividend payout ratio for earnings for the quarter ended September 30, 2017 was 25.9%.  This continues our over 50-year trend in paying dividends.

“We are pleased to have achieved strong financial performance for the third quarter across our community banking family, excluding acquisition-related costs,” said Richard Beard, President and Chief Executive Officer of People’s Utah Bancorp. “While we continue to achieve solid loan and deposit growth, we’ve maintained a strong focus on credit quality as reflected in our low level of nonperforming assets.  As a result

________________________________

(NG) Details on Non-GAAP financial information are on last two tables of this press release.

of our efforts to profitably grow our business, we continue to experience positive trends in our overall operating performance.”

Mr. Beard further stated that, “We are thrilled to have successfully completed the acquisition of the Utah branch locations from Banner Bank, which expands our footprint by five branches to a total of 25 branches, and significantly increases the size of the two branches consolidated into our existing branches.  This transaction provides our existing customers with added convenience and service with new branch locations, and gives our new customers the opportunity to enjoy outstanding personalized service and the commitment of an over 100 year old, Utah-based community bank.  This transaction, coupled with the Town & Country Bank acquisition, which we expect to complete in the fourth quarter, allows us to further deploy our solid capital base and to strategically grow our company along the I-15 corridor of the Intermountain Region.  Upon the completion of the transaction, we expect total assets to be in excess of $2.0 billion, and we expect the transactions will be immediately accretive to earnings, after acquisition-related costs.”

Highlights of the Third Quarter of 2017

•	Deposits grew $116.3 million, or 8.2%, to $1.5 billion year-over-year
•	Loans held for investment grew $110.2 million, or 10.0%, to $1.2 billion year-over-year
•	Net interest margin increased 17 bps to 4.77% year-over-year
•	Year to date return on average equity was 10.80% and from core operations was 11.21%(NG)
•	Year to date return on average assets was 1.51% and from core operations was 1.57%(NG)
•	Year to date efficiency ratio was to 55.95% and from core operations was 54.59%(NG)

Earnings Summary

Net income for the third quarter of 2017 of $6.2 million compared with $6.5 million in the second quarter of 2017 was primarily impacted by the following factors: (a) higher net interest income of $0.9 million due primarily to strong loan and deposit growth; (b) lower non-interest income of $0.8 million due primarily to a $0.5 million loss on sale of investment securities, (c) higher non-interest expense of $1.3 million, principally from $1.1 million of higher salaries and benefits and $0.3 million in acquisition-related costs; and (d) lower income tax expense of $0.9 million due primarily to lower pre-tax income and tax benefits related to tax-deductible stock compensation expenses in the third quarter.  These factors contributed to diluted earnings per common share decreasing $0.01 per share to $0.34 per share in the third quarter of 2017. Diluted earnings per share from core operations was $0.37 for the third quarter of 2017(NG).

Net income for the third quarter of 2017 of $6.2 million was flat compared with the third quarter of 2016 and was impacted primarily by the following factors: (a) higher net interest income of $2.3 million due primarily to strong loan and deposit growth; (b) higher provision for loan losses of $0.6 million due primarily to loan growth and net chargeoffs; (c) lower non-interest income of $0.8 million due primarily to a $0.5 million loss on sale of investment securities; (d) higher non-interest expense of $1.8 million, principally from $1.1 million higher salaries and benefits and $0.5 million in acquisition-related costs; and (e) lower income tax expense of $0.9 million due primarily to lower pre-tax income and tax benefits related to tax-deductible stock compensation expenses in the third quarter of 2017.

Return on average assets for the third quarter of 2017 was 1.42% compared with 1.53% for the second quarter of 2017, and 1.55% for the third quarter of 2016.  Return on average assets from core operations for the third quarter 2017 was 1.56% and was 1.56% for the second quarter of 2017(NG).  Return on average equity for the third quarter of 2017 was 10.14% compared with 10.91% for the second quarter of 2017, and 11.09% for the third quarter of 2016.  Return on average equity from core operations for the third quarter 2017 was 11.15% and 11.10% for the second quarter of 2017(NG).

Net Interest Income and Margin

Net interest income for the third quarter of 2017 increased $0.9 million compared with the second quarter of 2017, primarily due to a $42.2 million increase in average earning assets and a 6 basis points increase in yield on interest earning assets.  Average loans increased by $39.8 million during the comparable periods.  This contributed to a higher net interest margin of 4.77% in the current quarter compared with 4.71% in the second quarter of 2017.

Net interest income for the third quarter of 2017 increased $2.3 million compared with the same period a year earlier, primarily due to a $132.5 million increase in the average earning assets and a 16 basis points increase in the yield on interest earning assets.  Average loans increased by $110.5 million during the comparable periods.  This resulted in a higher net interest margin of 4.77% in the current quarter compared to 4.60% in the same quarter a year ago.

Provision for Loan Losses

The provision for loan losses for the third quarter of 2017 was flat at $0.9 million compared with the second quarter of 2017, and $0.6 million higher compared with the third quarter of 2016, due primarily to growth in loans held for investment and net chargeoffs.  The Company incurred net charge-offs of $0.6 million in the third quarter of 2017 compared with $0.3 million in the second quarter of 2017, and $0.3 million in the third quarter of 2016.

Non-interest Income

Non-interest income for the third quarter of 2017 decreased $0.8 million compared with the second quarter of 2017, and decreased $0.8 million compared with the same period a year ago primarily due to $0.5 million loss on sale of $80.4 million of investment securities, which were sold to raise liquidity to fund the purchase of net assets from the acquisition of the Utah branches of Banner Bank.  In addition, the Company has experienced lower mortgage banking income and residential mortgage loan volumes during 2017 compared with 2016.

Non-interest Expense

Non-interest expense for the third quarter of 2017 increased by $1.3 million compared with the second quarter of 2017, and increased $1.8 million compared with the same period a year earlier primarily due to $0.5 million in acquisition-related costs recorded in the third quarter of 2017, and higher salaries and employee benefits due to new hires to support our strong loan and deposits growth and the acquisition of the Utah branches of Banner Bank, but are offset by a $0.5 million medical benefits refund recorded in the second quarter of 2017.  We expect to have additional acquisition-related costs in future quarters.

Our efficiency ratio for the third quarter of 2017 was 58.13% compared with 52.94% in the second quarter of 2017 and 54.04% in the third quarter of 2016.  Our efficiency ratio from core operations for the third quarter of 2017 was 54.94% and 52.19% for the second quarter of 2017.(NG)

Income Tax Provision

The effective tax rate for the third quarter of 2017 was 30.2% compared with 35.6% for the second quarter of 2017 and 36.2% in the third quarter of 2016.  Income tax expense for the third quarter of 2017 decreased compared with the second quarter of 2017 and the third quarter of 2016 primarily due to lower pre-tax income and tax benefits of $0.5 million related to tax-deductible stock compensation expense.

Loans and Credit Quality

Loans held for investment at September 30, 2017 increased $110.2 million, or 10.0%, year-over-year, and $95.7 million, or 8.5%, from December 31, 2016.  Average loans grew $110.5 million, or 10.0%, to $1.2 billion year-over-year from the third quarter of 2016 to the current quarter of 2017.

Non-performing loans decreased to $4.1 million at September 30, 2017 compared with $7.6 million at June 30, 2017, $5.4 million at December 31, 2016, and $4.9 million at September 30, 2016.  Non-performing assets to total assets were 0.25% at September 30, 2017, 0.47% at June 30, 2017, 0.34% at December 31, 2016, and 0.32% at September 30, 2016.  The allowance for loan losses to loans held for investment was 1.45% at September 30, 2017, 1.43% at June 30, 2017, 1.49% at December 31, 2016 and 1.46% at September 30, 2016.

Investment Securities

Investment securities at September 30, 2017 decreased by 21.9% to $302.6 million compared with $387.6 million at the same period a year earlier primarily as a result of the $80.4 in investment securities sold to raise liquidity to fund the purchase of net assets from the acquisition of the Utah branches of Banner Bank.

Deposits and Liabilities

Total deposits at September 30, 2017 were $1.53 billion compared with $1.43 billion at December 31, 2016 and $1.41 billion at September 30, 2016.  Increases during these periods were primarily due to growth of the client base and new customers. Non-interest-bearing deposits were 34.5% of total deposits as of September 30, 2017 compared with 31.1% as of December 31, 2016 and 32.9% as of September 30, 2016.

Shareholders’ Equity

Shareholders’ equity increased to $245.4 million at September 30, 2017 compared with $228.5 million as of December 31 2016, and $225.2 million at September 30, 2016. The increase resulted primarily from net income during the intervening periods net of cash dividends paid to shareholders.

Conference Call and Webcast

Management will conduct a live conference call and webcast for investors, analysts and the public relating to the Company's results for the third quarter of 2017 at 11:00 a.m. Eastern time on Thursday, October 26, 2017. The conference call will be accessible by telephone and through the internet. Interested individuals are invited to listen to the call by telephone at 888-317-6003 (international calls 412-317-6061) and the conference ID is 9051999.

To participate in the webcast, log on to:  http://services.choruscall.com/links/pub171026.html.

If you are unable to participate during the live webcast, the call will be archived on www.peoplesutah.com or at the webcast URL above until November 27, 2017. Forward-looking and other material information may be discussed on this conference call.

Forward-Looking Statements

Statements in this release that are based on information other than historical data or that express the Company’s expectations regarding future events or determinations are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about our expectations for the closing of the merger with Town & Country Bank and the impact to our total assets of the Town & Country Bank merger and the acquisition of the Utah branches of Banner

Bank.  Statements based on historical data are not intended and should not be understood to indicate the Company’s expectations regarding future events. Forward-looking statements provide current expectations or forecasts of future events or determinations. These forward-looking statements are not guarantees of future performance or determinations, nor should they be relied upon as representing management’s views as of any subsequent date.

Forward-looking statements involve significant risks and uncertainties, and actual results may differ materially from those presented, either expressed or implied, in this release. Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include: (i) market and economic conditions; (ii) capital sufficiency; (iii) operational, liquidity, interest rate and credit risks; (iv) deterioration of asset quality; (v) achieving loan and deposit growth; (vi) increased competition; (vii) adequacy of reserves; (viii) investments in new branches and new business opportunities; and (ix) changes in the regulatory or legal environment; as well as other factors discussed in the section titled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

The foregoing factors should not be construed as exhaustive. The Company does not intend, or undertake any obligation to publicly update these forward-looking statements.

About People’s Utah Bancorp

People’s Utah Bancorp is the holding company for People’s Intermountain Bank, which has 25 locations in two banking divisions, Bank of American Fork and Lewiston State Bank, a leasing division, GrowthFunding Equipment Finance, and a mortgage division, People’s Intermountain Bank Mortgage. PUB has a pending transaction, subject to closing conditions, to acquire Town & Country Bank, Inc. in St, George, Utah.  PIB has been serving communities in Utah and southern Idaho for more than 100 years. PUB is committed to preserving the community-bank model with a full range of bank products and technologies. More information about PUB is available at www.peoplesutah.com.

Investor Relations Contact:

Wolfgang T. N. Muelleck

Executive Vice President/Chief Financial Officer

1 East Main Street

American Fork UT 84003

investorrelations@peoplesutah.com

Phone: 801-642-3998

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Nine Months Ended
(Dollars in thousands, except share	September 30,	June 30,	September 30,	September 30,	September 30,
and per share data)	2017	2017	2016	2017	2016
Interest income
Interest and fees on loans	$18,852	$17,928	$16,876	$53,633	$49,147
Interest and dividends on investments	1,820	1,802	1,471	5,327	4,563
Total interest income	20,672	19,730	18,347	58,960	53,710
Interest expense	754	749	710	2,269	2,162
Net interest income	19,918	18,981	17,637	56,691	51,548
Provision for loan losses	900	900	325	2,000	750
Net interest income after provision for loan losses	19,018	18,081	17,312	54,691	50,798
Non-interest income
Service charges on deposit accounts	636	578	582	1,750	1,626
Card processing	1,247	1,208	1,129	3,579	3,296
Mortgage banking	1,686	1,960	2,244	5,625	6,269
Net loss on sale of investment securities	(486)	-	-	(499)	-
Other operating	491	602	431	1,579	1,356
Total non-interest income	3,574	4,348	4,386	12,034	12,547
Non-interest expense
Salaries and employee benefits	8,813	7,762	7,674	24,542	23,517
Occupancy, equipment and depreciation	1,164	1,088	1,101	3,369	3,165
Data processing	650	661	665	1,986	2,112
FDIC premiums	135	130	124	391	507
Card processing	543	516	509	1,588	1,648
Marketing and advertising	343	349	301	954	760
Acquisition-related costs	484	176	-	660	-
Other	1,525	1,669	1,528	4,961	4,728
Total non-interest expense	13,657	12,351	11,902	38,451	36,437
Income before income tax expense	8,935	10,078	9,796	28,274	26,908
Income tax expense	2,697	3,584	3,548	9,021	9,840
Net income	$6,238	$6,494	$6,248	$19,253	$17,068

Earnings per common share:
Basic	$0.35	$0.37	$0.35	$1.07	$0.96
Diluted	$0.34	$0.35	$0.34	$1.05	$0.94

Weighted average common shares outstanding:
Basic	17,976,066	17,937,926	17,764,647	17,933,010	17,711,899
Diluted	18,396,664	18,351,531	18,248,008	18,355,136	18,182,053

PEOPLE’S UTAH BANCORP

UNAUDITED CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands, except share data)	2017	2017	2016	2016
ASSETS
Cash and due from banks	$26,986	$28,315	$26,524	$29,852
Interest bearing deposits	173,778	26,027	37,958	67,930
Federal funds sold	6,101	3,093	3,456	253
Total cash and cash equivalents	206,865	57,435	67,938	98,035
Investment securities:
Available for sale, at fair value	226,808	325,172	335,609	326,096
Held to maturity, at historical cost	75,808	77,394	73,512	61,471
Total investment securities	302,616	402,566	409,121	387,567
Non-marketable equity securities	1,959	1,959	1,827	1,827
Loans held for sale	10,742	7,655	20,826	15,178
Loans:
Loans held for investment	1,215,573	1,201,391	1,119,877	1,105,398
Less allowance for loan losses	(17,609)	(17,271)	(16,715)	(16,181)
Total loans held for investment, net	1,197,964	1,184,120	1,103,162	1,089,217
Premises and equipment, net	26,271	23,551	21,926	22,056
Bank-owned life insurance	20,096	19,970	19,714	19,581
Deferred income tax assets	10,234	9,845	9,799	8,248
Accrued interest receivable	6,186	5,616	5,557	5,801
Other real estate owned	325	468	245	407
Other assets	6,878	5,190	5,866	5,940
Total assets	$1,790,136	$1,718,375	$1,665,981	$1,653,857

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing deposits	$527,236	$465,988	$443,100	$464,638
Interest bearing deposits	1,000,945	995,064	981,974	947,201
Total deposits	1,528,181	1,461,052	1,425,074	1,411,839
Short-term borrowings	3,773	3,302	3,199	3,188
Accrued interest payable	259	269	305	293
Other liabilities	12,498	13,850	8,886	13,387
Total liabilities	1,544,711	1,478,473	1,437,464	1,428,707
Commitments and contingencies
Shareholders’ equity:
Preferred shares, $0.01 par value	-	-	-	-
Common shares, $0.01 par value	180	179	178	178
Additional paid-in capital	70,307	69,623	68,657	68,415
Retained earnings	175,462	170,840	160,692	155,573
Accumulated other comprehensive income	(524)	(740)	(1,010)	984
Total shareholders’ equity	245,425	239,902	228,517	225,150
Total liabilities and shareholders’ equity	$1,790,136	$1,718,375	$1,665,981	$1,653,857

Common shares outstanding	18,022,651	17,948,347	17,819,538	17,790,549

PEOPLE’S UTAH BANCORP

SUMMARY FINANCIAL INFORMATION

	September 30,	June 30,	December 31,	September 30,
(Dollars in thousands, except share data)	2017	2017	2016	2016
Selected Balance Sheet Information:
Book value per share	$13.62	$13.37	$12.82	$12.66
Tangible book value per share	$13.59	$13.34	$12.79	$12.62
Non-performing assets to total assets	0.25%	0.47%	0.34%	0.32%
Allowance for loan losses to loans held for investment	1.45%	1.43%	1.49%	1.46%
Loans held for investment to Deposits	79.54%	82.23%	78.58%	78.29%

Asset Quality Data:
Non-performing loans	$4,141	$7,611	$5,357	$4,904
Non-performing assets	4,466	8,079	5,602	5,311

Capital Ratios:
Tier 1 leverage capital (1)	14.07%	14.15%	13.71%	13.93%
Total risk-based capital (1)	20.35%	19.81%	20.19%	20.04%
Average equity to average assets	13.99%	14.00%	13.83%	13.91%
Tangible common equity to tangible assets (3)	13.69%	13.93%	13.69%	13.58%

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2017	2017	2016	2017	2016
Selected Financial Information:
Basic earnings per share	$0.35	$0.37	$0.35	$1.07	$0.96
Diluted earnings per share	$0.34	$0.35	$0.34	$1.05	$0.94
Net interest margin (2)	4.77%	4.71%	4.60%	4.68%	4.62%
Efficiency ratio	58.13%	52.94%	54.04%	55.95%	56.85%
Non-interest income to average assets	0.81%	1.03%	1.08%	0.94%	1.07%
Non-interest expense to average assets	3.10%	2.92%	2.94%	3.02%	3.09%
Return on average assets	1.42%	1.53%	1.55%	1.51%	1.45%
Return on average equity	10.14%	10.91%	11.09%	10.80%	10.42%
Net charge-offs	562	273	296	1,106	126
Annualized net charge-offs to average loans	0.18%	0.09%	0.11%	0.13%	0.02%

Average Balances:
Average loans	$1,217,203	$1,177,403	$1,106,695	$1,177,063	$1,088,091
Average earning assets	1,657,085	1,614,867	1,524,628	1,619,351	1,491,098
Average total assets	1,746,054	1,698,666	1,608,639	1,704,220	1,573,161
Average shareholders’ equity	244,051	238,765	224,068	238,405	218,758
(1)	Tier 1 leverage capital and Total risk-based capital as of September 30, 2017 are estimates.
(2)	Net interest margin is defined as net interest income divided by average earning assets.
(3)

Represents the sum of total shareholders’ equity less intangible assets all divided by the sum of total assets less intangible assets. Intangible assets were $509,000, $533,000, $581,000 and $606,000 at September 30, 2017, June 30, 2017, December 31, 2016, and September 30, 2016, respectively.

PEOPLE’S UTAH BANCORP

SELECTED AVERAGE BALANCES AND YIELDS

	Three Months Ended
	September 30, 2017			September 30, 2016
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
Taxable securities (1)	$260,941	$1,115	1.70%	$272,827	$1,010	1.47%
Non-taxable securities (1) (2)	89,001	414	1.85%	84,405	384	1.81%
Loans (3) (4)	1,217,203	18,852	6.14%	1,106,695	16,875	6.07%
Total interest earning assets	1,657,085	20,672	4.95%	1,524,628	18,347	4.79%
Total average assets	1,746,054			1,608,639
Total interest bearing deposits	988,780	752	0.30%	925,483	709	0.30%
Shareholders’ equity	244,051			224,068
Net interest income		19,918			17,637
Net interest margin			4.77%			4.60%

	Nine Months Ended
	September 30, 2017			September 30, 2016
		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/
(Dollars in thousands, except footnotes)	Balance	Expense	Rate	Balance	Expense	Rate
Taxable securities (1)	$298,335	$3,625	1.62%	$278,746	$3,196	1.53%
Non-taxable securities (1) (2)	91,606	1,268	1.85%	90,063	1,247	1.85%
Loans (3) (4)	1,177,063	53,633	6.09%	1,088,091	49,147	6.03%
Total interest earning assets	1,619,351	58,960	4.87%	1,491,098	53,710	4.81%
Total average assets	1,704,220			1,573,161
Total interest bearing deposits	986,525	2,238	0.30%	912,314	2,123	0.31%
Shareholders’ equity	238,405			218,758
Net interest income		56,691			51,548
Net interest margin			4.68%			4.62%
(1)

Excludes average unrealized gains (losses) of $(602,000) and $2.0 million for the three months ended  September 30, 2017 and 2016, respectively, and ($1.0) million and $1.4 million for the nine months ended September 30, 2017 and 2016, respectively.

(2)

Does not include tax effect on tax-exempt investment security income of $223,000 and $207,000 for the three months ended September 30, 2017 and 2016, respectively and $683,000 and $671,000 for the nine months ended September 30, 2017 and 2016, respectively.

(3)

Loan interest income includes loan fees of $1.6 million and $1.6 million for the three months ended September 30, 2017 and 2016, respectively, and $4.7 million and $4.4 million for the nine months ended September 30, 2017 and 2016, respectively.

(4)

Excludes average non-accrual loans of $5.9 million and $5.1 million for the three months ended September 30, 2017 and 2016, respectively, and $6.0 million and $5.6 million for the nine months ended September 30, 2017 and 2016, respectively.

PEOPLE’S UTAH BANCORP

NON-GAAP SELECTED FINANCIAL INFORMATION

(NG) Non-GAAP Financial Measures

In addition to financial results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures.  Management has presented these non-GAAP financial measures because it believes that they provide useful and comparative information to assess trends in core operations and facilitate the comparison of our financial performance with the performance of our peers during the periods in which the financial results are impacted by acquisition-related activities.

(Dollars in thousands)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Revenue from Core Operations	2017	2017	2016	2017	2016
Net interest income	$19,918	$18,981	$17,637	$56,691	$51,548
Total non-interest income	3,574	4,348	4,386	12,034	12,547
Total GAAP revenues	23,492	23,329	22,023	68,725	64,095
Exclude net loss on sale of investment securities	486	-	-	499	-
Revenue from core operations (non-GAAP)	$23,978	$23,329	$22,023	$69,224	$64,095

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Non-interest Income from Core Operations	2017	2017	2016	2017	2016
Total non-interest income (GAAP)	$3,574	$4,348	$4,386	$12,034	$12,547
Exclude net loss on sale of investment securities	486	-	-	499	-
Non-interest income from core operations (non-GAAP)	$4,060	$4,348	$4,386	$12,533	$12,547

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Non-interest Expense from Core Operations	2017	2017	2016	2017	2016
Total non-interest expense (GAAP)	$13,657	$12,351	$11,902	$38,451	$36,437
Exclude acquisition-related costs	(484)	(176)	-	(660)	-
Non-interest expense from core operations (non-GAAP)	$13,173	$12,175	$11,902	$37,791	$36,437

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Net Income from Core Operations	2017	2017	2016	2017	2016
Net income (GAAP)	$6,238	$6,494	$6,248	$19,253	$17,068
Exclude net loss on sale of investment securities	486	-	-	499	-
Exclude acquisition-related costs	484	176	-	660	-
Exclude tax related benefit	(349)	(63)	-	(417)	-
Net income (non-GAAP)	$6,859	$6,607	$6,248	$19,995	$17,068

PEOPLE’S UTAH BANCORP

NON-GAAP SELECTED FINANCIAL INFORMATION

(NG) Non-GAAP Financial Measures

In addition to financial results presented in accordance with generally accepted accounting principles ("GAAP"), this press release contains certain non-GAAP financial measures.  Management has presented these non-GAAP financial measures because it believes that they provide useful and comparative information to assess trends in core operations and facilitate the comparison of our financial performance with the performance of our peers during the periods in which the financial results are impacted by acquisition-related activities.

(Dollars in thousands)	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Additional Non-GAAP Financial Information	2017	2017	2016	2017	2016

Diluted earning per share (GAAP)	$0.34	$0.35	$0.34	$1.05	$0.94
Diluted earning per share (non-GAAP)	$0.37	$0.36	$0.34	$1.09	$0.94

Efficiency ratio (GAAP)	58.13%	52.94%	54.04%	55.95%	56.85%
Efficiency ratio (non-GAAP)	54.94%	52.19%	54.04%	54.59%	56.85%

Non-interest income to average assets (GAAP)	0.81%	1.03%	1.08%	0.94%	1.07%
Non-interest income to average assets (non-GAAP)	0.92%	1.03%	1.08%	0.98%	1.07%

Non-interest expense to average assets (GAAP)	3.10%	2.92%	2.94%	3.02%	3.09%
Non-interest expense to average assets (non-GAAP)	2.99%	2.87%	2.94%	2.96%	3.09%

Return on average assets (GAAP)	1.42%	1.53%	1.55%	1.51%	1.45%
Return on average assets (non-GAAP)	1.56%	1.56%	1.55%	1.57%	1.45%

Return on average equity (GAAP)	10.14%	10.91%	11.09%	10.80%	10.42%
Return on average equity (non-GAAP)	11.15%	11.10%	11.09%	11.21%	10.42%